Exhibit 99.1

For Immediate Release:

RENT-A-CENTER, INC.
DECLARES CASH DIVIDEND
FOR THE SECOND QUARTER OF 2014

16th Consecutive Cash Dividend

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Plano, Texas, March 6, 2014 - Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII), the nation's largest rent-to-own operator, today announced that its Board of Directors has declared a $0.23 per share cash dividend for the second quarter of 2014 to be paid to the Company's common stockholders. The dividend will be paid on April 24, 2014, to common stockholders of record as of the close of business on April 3, 2014.

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Rent-A-Center, Inc., headquartered in Plano, Texas, is the largest rent-to-own operator in North America, focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable goods such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,205 stores in the United States, Canada, Mexico and Puerto Rico, and approximately 1,325 AcceptanceNOW kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc. (previously ColorTyme, Inc.), a wholly owned subsidiary of the Company, is a franchiser of approximately 180 rent-to-own stores operating under the trade name of “Rent-A-Center,” “ColorTyme,” or “RimTyme.” For additional information about the Company, please visit www.rentacenter.com.

Contact for Rent-A-Center, Inc.:

David E. Carpenter Vice President of Investor Relations (972) 801-1214 david.carpenter@rentacenter.com